Exhibit 10.29
340 Woodpecker Ridge ○ Santa Cruz, CA 95060 ○ 831-426-3733 ○ 831-426-5666 FAX

Dear Bonny Simi,
11/07/2020
Joby Aero Inc (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your role will be Head of Operations and People and you will report to JoeBen Bevirt. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. The company acknowledges that you may currently, and may from time to time in the future, serve on public, private, civic or charitable boards and/or engage in similar activities. The company is open to supporting these activities provided they do not interfere with your duties and responsibilities to the company and do not constitute an actual or perceived conflict of interest. You hereby agree to notify and request approval from the company of such activities prior to acceptance, such approval not to be unreasonably withheld. In addition to the foregoing, the company acknowledges and agrees that you may serve in an advisory capacity to JetBlue Technology Ventures ("JTV") and JetBlue for a period of up to one year, which may include continuing as the JTV observer to the company's board of directors until a replacement has been designated by JTV. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you an annual salary of $350,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. In addition, the Company will pay you a one-time signing bonus of $250,000 payable on your first paycheck.
3.Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 350,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the stock option plan in effect at the time of the grant and the applicable stock option agreement. You will vest 16.67% of the Option shares after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 20 quarters of continuous service, as described in the applicable stock option agreement.
4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company- sponsored benefits.
5.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
6.Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
7.Tax Matters.
A.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
B.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
8.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Cruz, California, in connection with any Dispute or any claim related to any Dispute.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, along with the satisfactory completion of a background investigation.

If you have any questions, please reach out to offers@jobyaviation.com.

Very truly yours, Joby Aero Inc

/s/ JoeBen Bevirt
JoeBen Bevirt CEO

I have read and accept this employment offer:

/s/ Bonny Simi
Signature of Employee

Dated: 11/30/202

Attachment
Exhibit A: Proprietary Information and Inventions Agreement